ACORN ENERGY Appoints Heather K. Mallard Vice President, General Counsel and Corporate Secretary

Montchanin, Del., January 6, 2012 - Acorn Energy, Inc. (NASDAQ : ACFN), an energy technology holding company, announced today the appointment of Heather K. Mallard, as Vice President, General Counsel and Secretary, effective February 1, 2012.  Ms. Mallard will succeed Joe B. Cogdell, Jr., who had served at both the Company and at its CoaLogix Inc. subsidiary, which the Company sold on August 31, 2011. Mr. Cogdell, who remained at CoaLogix after the sale, continued to serve the Company in those capacities through December 31, 2011 under a transition services agreement between the Company and CoaLogix.

Ms. Mallard is presently a partner in the law firm of Womble Carlyle Sandridge & Rice, LLP, where she has practiced for over 23 years.   Ms. Mallard is a seasoned corporate and business lawyer, with a practice that has spanned a variety of industries, including manufacturing, health care and broadcasting.  She is a 1985 summa cum laude graduate of Grove City College in Grove City, PA and a 1988 summa cum laude graduate of Washington & Lee University School of Law in Lexington, Virginia.  She most recently was a member of the Executive Committee of the Board, Treasurer and Chair of the Finance Committee of the Food Bank of Central & Eastern North Carolina, Inc.  She will remain with Womble Carlyle through the end of January, 2012.

"We are pleased and fortunate to have identified Heather as Joe's successor and look forward to her joining us next month," said John Moore, CEO of Acorn Energy.  "We are grateful to Joe for his exemplary and dedicated service to our company and wish him the best during his continued tenure at CoaLogix."

“I am honored and privileged to be joining Acorn Energy and look forward to working with such an engaged and talented management team focused on serving the interests of the Company’s shareholders,” remarked Ms. Mallard.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our three businesses in which we have controlling interests, improve the world's energy infrastructure by making it more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic). For more information visit http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com